Exhibit 23.2(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 of our report dated February 20, 2009, relating to the statements of financial condition as of December 31, 2008 and 2007 and the related statements of operations, changes in partners’ capital and cash flows of United States 12 Month Oil Fund, LP for the year ended December 31, 2008 and the period from June 27, 2007( inception ) through  December 31, 2007, and to the reference to our Firm as “Experts” in the Prospectus.

/s/ SPICER JEFFRIES LLP

Greenwood Village, Colorado
March 27, 2009